Exhibit 10.2
IBOTTA, INC.
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Ibotta, Inc. (the “Company”), and Sunit Patel (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).
The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services and Compensation
Consultant shall assist the Company with financial and accounting matters (the “Services”), not to exceed 5 hours per month. The Company will pay Consultant a $500.00 monthly consulting fee, paid in cash by check or wire transfer, no later than the fifth (5th) day of the subsequent month, for each full calendar month of the Services performed, prorated for any partial calendar months of the Services.
2.Confidentiality
Consultant agrees to the confidentiality terms in Appendix A.
3.Conflicting Obligations
Consultant shall not enter into any agreement during the term of this Agreement which conflicts with his duties hereunder. The Company acknowledges and agrees that Consultant has taken a full-time CFO position and that such position is permitted hereunder, and the rendering of the Services shall be subject to his duties and responsibilities in respect of such position.
4.Term and Termination
A.The Agreement shall begin on April 1, 2025 (the “Effective Date”).
B.Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of (i) twelve (12) months from the Effective Date or (ii) termination as provided in Section 4.C.
C.Termination. The Company or Consultant may terminate this Agreement for any reason upon giving the other Party not less than fourteen (14) days prior written notice of such termination.
D.Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except: Section 2 (Confidentiality), Section 4 (Term and Termination), Section 5 (Independent Contractor; Benefits), Section 6 (Limitation of Liability), Section 7 (Governing Law; Consent to Personal Jurisdiction) and Appendix A and B will survive termination or expiration of this Agreement in accordance with their terms.
5.Independent Contractor; Benefits
A.Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B.Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. Consultant is not entitled to unemployment insurance benefits unless unemployment compensation coverage is provided by the Consultant or an entity other than the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
6.Limitation of Liability
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
7.Governing Law; Consent to Personal Jurisdiction
This Agreement shall be governed by the laws of the State of Colorado, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Colorado.
8.Indemnification
Notwithstanding anything to the contrary herein, the Company agrees to hold harmless and indemnify Consultant from and against any and all expenses, loss or liability incurred by Consultant arising from Consultant’s good faith performance of the Services, including, without limitation, advancement of reasonable legal expenses.
9.Legal Fees
The Company will reimburse Consultant (within 30 days following receipt of an invoice) up to $5,500 for Consultant’s reasonable attorneys’ fees and costs in the review, drafting and negotiation of this Agreement, the appendices hereto, and any related documentation.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CONSULTANT		IBOTTA, INC.
By:	/s/ Sunit Patel	By:	/s/ David Shapiro
Name:	Sunit Patel	Name:	David Shapiro
		Title:	Chief Legal Officer

Appendix A – Non-Disclosure Agreement

This Non-Disclosure Agreement (this “NDA”) is made and entered into by and between Ibotta, Inc. (the “Company”), and Sunit Patel (“Consultant”), dated as of the date set forth in that certain Consulting Agreement, by and between the Company and Consultant, dated as of April 6, 2025 (the “Consulting Agreement”), to which this NDA is appended. Capitalized terms not defined herein shall have the meanings set forth in the Consulting Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties do hereby agree as follows:

1.Confidential Information. “Confidential Information” shall mean any technical, business, financial, intellectual property, proprietary technology, business plans, market strategies, financial models and projections, which is clearly marked “confidential,” and other information, in whatever form (including but not limited to written or oral, paper or electronic, narrative or graphic), which the Company discloses to Consultant (whether before or after the Effective Date hereof) and which would reasonably be considered proprietary and/or confidential to the Company concerning its business and affairs, including but not limited to information concerning product specifications, distribution strategies and practices, research and development, inventions, ideas, trade secrets and know-how, formulae, procedures, processes, methods, suppliers, costs, prices, existing and prospective customers, software code and/or systems, patents and patent applications, submissions to the USPTO, market studies, business opportunities and plans, personnel statistics, and all analyses, compilations, forecasts, studies or other documents, programs or files prepared by the Company, and which is not generally known to the public or within the industry of the Company or its subsidiaries; provided that Confidential Information shall not include information that (a) was within Consultant’s possession prior to its being furnished to Consultant, provided that, to Consultant’s knowledge, the source of such information was not bound by a confidentiality agreement with the Company, (b) becomes available to Consultant on a non-confidential basis after the date hereof from a source other than the Company, provided that such source was not bound by a confidentiality agreement with the Company, or (c) is independently developed by Consultant without use of any Confidential Information.
2.Confidentiality Obligations. During the Non-Disclosure Term, Consultant shall keep the Confidential Information confidential and shall not disclose any Confidential Information in any manner whatsoever without the Company’s prior written consent; provided, that, Consultant shall be permitted to use Confidential Information in connection with performing services under the Consulting Agreement.

3.Permitted Disclosure.

a.Notwithstanding anything to the contrary herein, in the event that Consultant is requested pursuant to, or required by, applicable laws or regulation or a court or administrative order, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, Consultant, to the extent legally permitted, shall notify Company prior to such disclosure so that Company may seek a protective order or other appropriate remedy or, in Company’s sole discretion, waive compliance with the terms of this NDA. Consultant may disclose any Confidential Information (i) as required by applicable law, (ii) pursuant to a court order or subpoena or governmental or regulatory investigation, (iii) to his legal, tax and financial advisors and family members and (iv) if reasonably appropriate in connection with any legal process between Consultant and the Company and/or any of its affiliates.

b.18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made
(x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this NDA is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Consultant has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant also has the right to disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order.

c.Notwithstanding any provision of this NDA, no provision of this NDA or any other agreement or policy shall impede Consultant from (x) reporting or communicating about possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation or (y) making disclosures required by court order or subpoena or applicable law or as reasonably appropriate in connection with any legal process between Consultant and the Company or any of its subsidiaries. Consultant does not need the prior authorization of any member of the Company or any of its subsidiaries to make any such reports or disclosures, and Consultant shall not be required to notify the Company or any of its subsidiaries that such reports or disclosures have been made. The Company or any of its subsidiaries may not retaliate against Consultant for any of these activities, and nothing in this NDA or otherwise requires Consultant to waive any monetary award or other payment that Consultant might become entitled to from the Securities and Exchange Commission or any other governmental entity or self-regulatory organization.

4.Term. The obligations under this NDA shall continue in effect during the Term and for a period of one (1) year thereafter (the “Non-Disclosure Term”). Termination shall not affect the obligations established by this NDA prior to termination. Notwithstanding the foregoing, the Consultant’s obligations hereunder relating to Confidential Information that is capable of protection as a trade secret shall continue indefinitely.
5.Return or Destruction of Confidential Information. Promptly after receiving any written request from the Company, Consultant shall return or destroy all Confidential Information in any format without retaining a copy of any such material, except (a) as required by law, (b) as reasonably necessary in connection with a bona fide dispute or litigation by and between the Consultant and the Company or any of its subsidiaries or affiliates, and/or (c) as part of Consultant’s data backup system. Notwithstanding anything else in this NDA to the contrary, Consultant shall be permitted to retain Consultant’s contacts, calendars and personal correspondence and any compensation information or other information necessary to prepare Consultant’s personal tax returns.

Appendix B - Lock-up
Consultant agrees that for twelve (12) months from March 18, 2025 (the “Lock-Up Period”), he shall not, and shall not cause or direct any of his affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) to, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A Common Stock (“Common Stock”) or other capital stock of the Company, or any options or warrants to purchase any shares of Common Stock or other capital stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock or other capital stock of the Company (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the Consultant,
(ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Consultant or someone other than the Consultant), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clauses (i), (ii) or (iii) above. The Consultant represents and warrants that the Consultant is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.
Notwithstanding the foregoing, the Consultant (and his affiliates, and, following death, his beneficiaries and estate) may Transfer the Consultant’s Lock-Up Securities:
(i)to any donee or donees as a bona fide gift or gifts, charitable contribution or for bona fide estate planning purposes;
(ii)to any member of the Consultant’s immediate family or to any trust for the direct or indirect benefit of the Consultant or the immediate family of the Consultant. Immediate family shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;
(iii)upon death or by will, testamentary document or the laws of intestate succession;
(iv)to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (iii) above;
(v)following Consultant’s death or disability;
(vi)to the Company (A) for the purposes of exercising (including for the payment of remittance payments for the exercise price due as a result of such exercise) on a “net exercise” basis options to purchase shares of Common Stock and (B) in connection with the vesting or settlement of restricted stock units, including any Transfer to the Company for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, and any Transfer necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units whether by means of a “net settlement” or otherwise, provided that any such Transfers described in this subclause (B) shall be only to the Company, and in all such cases described in (A) and (B), provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Agreement;
(vii)pursuant to a “same-day-sale” transaction where, solely in connection with an exercise of options to purchase shares of Common Stock, a portion of the shares of Common Stock are sold subject to the exercise are sold to cover the aggregate exercise price and applicable tax withholdings due as a result of such exercise; or
(viii)pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock the result of which is that any “person” (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 (“Exchange Act”)), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Company or the surviving entity (a “Change of Control Transaction”), provided that all of the Consultant’s shares of Common Stock that are not so Transferred, tendered or otherwise disposed of shall remain subject to this Agreement; and provided further that in the event that such Change of Control Transaction is not completed, the Consultant’s shares of Common Stock shall remain subject to the provisions of this Agreement; or
(ix)by operation of law, pursuant to a final qualified domestic order, divorce settlement, divorce decree or separation agreement;
provided, that (A) in the case of clauses (i), (ii), (iv) above, it shall be a condition to the Transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth herein, and there shall be no further Transfer of such Common Stock except in accordance with this agreement, (B) in the case of clauses (i), (ii), and (iv) above, such Transfer shall not involve a disposition for value (other than for bona fide estate planning purposes), and (C) in the case of clauses (v) and
(vi) above, it shall be a condition to such Transfer that if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such Transfer or distribution shall be legally required during the Lock-Up Period, the Company shall be given reasonable time to review and provide reasonable comment on such filing, report or announcement in the footnotes thereto regarding the nature and conditions of such Transfer.
This Appendix B is accepted and agreed upon as of the Effective Date.

CONSULTANT		IBOTTA, INC.
By:	/s/ Sunit Patel	By:	/s/ David Shapiro
Name:	Sunit Patel	Name:	David Shapiro
		Title:	Chief Legal Officer